Pricing Supplement No. 1415BF To product supplement BF dated May 9, 2011, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated December 21, 2011; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$2,513,000 Securities Linked to the Common Stock of The Walt Disney Company due December 28, 2012
General
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The securities are linked to the performance of the common stock of The Walt Disney Company (the “Reference Underlying”), and will pay a coupon on a monthly basis that accrues at a rate of 10.20% per annum regardless of the performance of the Reference Underlying. If the Closing Price does not decline by more than 30.00% from the Initial Price on any day during the Observation Period, you will receive the return of your initial investment at maturity. If the Closing Price declines by more than 30.00% from the Initial Price on any day during the Observation Period, and the Final Price is equal to or greater than the Initial Price, you will receive the return of your initial investment at maturity. However, if the Closing Price declines by more than 30.00% from the Initial Price on any day during the Observation Period and the Final Price is less than the Initial Price, you will be fully exposed to the negative Reference Underlying Return and you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on or about December 28, 2012
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities priced on December 21, 2011 (the “Trade Date”) and are expected to settle on or about December 27, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Reference Underlying:	Common stock of The Walt Disney Company (Ticker: DIS)
Coupon:	Coupon paid monthly in arrears on an unadjusted basis on the Coupon Payment Dates in 12 equal installments based on the rate of approximately 10.20% per annum.
Coupon Payment Dates†:
Coupons will be paid monthly in arrears in twelve equal installments on the coupon payment dates listed below:
January 27, 2012, February 27, 2012, March 27, 2012, April 27, 2012, May 29, 2012, June 27, 2012, July 27, 2012, August 27, 2012, September 27, 2012, October 29, 2012, November 27, 2012 and December 28, 2012 (the Maturity Date).

Payment at Maturity:
•       If a Knock-In Event has not occurred, you will receive a cash payment per Face Amount of securities equal to the Face Amount
•       If a Knock-In Event has occurred, and the Final Price is equal to or greater than the Initial Price, you will receive a cash payment per Face Amount of securities equal to the Face Amount
•       If a Knock-In Event has occurred, and the Final Price is less than the Initial Price, you will receive a cash payment per Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Reference Underlying Return)
If a Knock-In Event occurs and the Final Price is less than the Initial Price, you will lose some or all of your initial investment.
Any Payment at Maturity is subject to the credit of the Issuer.

Reference Underlying	The Reference Underlying Return will be calculated as follows:
Return:	Final Price – Initial Price
Initial Price
Threshold Price:	$25.13, equal to 70.00% of the Initial Price
Knock-In Event:	A Knock-In Event occurs if, on any day during the Observation Period, the Closing Price is less than the Threshold Price.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Initial Price:	$35.90
Final Price:	The Closing Price of the Reference Underlying on the Final Valuation Date
Closing Price:	The official closing price on the relevant date of calculation multiplied by the then-current Adjustment Factor
Adjustment Factor:
Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Reference Underlying. See “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement.

Trade Date:	December 21, 2011
Settlement Date:	December 27, 2011
Final Valuation Date†:	December 24, 2012
Maturity Date†:	December 28, 2012
CUSIP:	2515A1FY2
ISIN:	US2515A1FY20
†Subject to postponement as described under "Description of Securities — Adjustments to Valuation Dates and Payment Dates" in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$2,513,000.00	$5,712.50	$2,507,287.50
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,513,000.00	$287.99

Deutsche Bank Securities
December 21, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement BF dated May 9, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement BF dated May 9, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511132612/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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All references to “Initial Price,” “Final Price,” “Threshold Price” and “Closing Price” in this pricing supplement shall be deemed to refer to “Initial Level,” “Final Level,” “Threshold Level” and “Closing Level,” respectively, as used in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance from -100% to +100%. The hypothetical Payments at Maturity set forth below reflect the Initial Price of $35.90 and the Threshold Price of $25.13 (equal to 70.00% of the Initial Price). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		A Knock-In Event Does Not Occur During the Observation Period		A Knock-In Event Does Occur During the Observation Period
Final Price	Reference Underlying Return	Payment at Maturity (excluding Coupon payments) ($)	Return on the Securities at Maturity (%)	Payment at Maturity (excluding Coupon payments) ($)	Return on the Securities at Maturity (%)
$71.80	100.00%	$1,000.00	0.00%	$1,000.00	0.00%
$68.21	90.00%	$1,000.00	0.00%	$1,000.00	0.00%
$64.62	80.00%	$1,000.00	0.00%	$1,000.00	0.00%
$61.03	70.00%	$1,000.00	0.00%	$1,000.00	0.00%
$57.44	60.00%	$1,000.00	0.00%	$1,000.00	0.00%
$53.85	50.00%	$1,000.00	0.00%	$1,000.00	0.00%
$50.26	40.00%	$1,000.00	0.00%	$1,000.00	0.00%
$46.67	30.00%	$1,000.00	0.00%	$1,000.00	0.00%
$43.08	20.00%	$1,000.00	0.00%	$1,000.00	0.00%
$39.49	10.00%	$1,000.00	0.00%	$1,000.00	0.00%
$35.90	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
$32.31	-10.00%	$1,000.00	0.00%	$900.00	-10.00%
$28.72	-20.00%	$1,000.00	0.00%	$800.00	-20.00%
$25.13	-30.00%	$1,000.00	0.00%	$700.00	-30.00%
$21.54	-40.00%	N/A	N/A	$600.00	-40.00%
$17.95	-50.00%	N/A	N/A	$500.00	-50.00%
$14.36	-60.00%	N/A	N/A	$400.00	-60.00%
$10.77	-70.00%	N/A	N/A	$300.00	-70.00%
$7.18	-80.00%	N/A	N/A	$200.00	-80.00%
$3.59	-90.00%	N/A	N/A	$100.00	-90.00%
$0.00	-100.00%	N/A	N/A	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: A Knock-In Event has not occurred, and the Closing Price of the Reference Underlying increases 10.00% from the Initial Price of $35.90 to a Final Price of $39.49. Because a Knock-In Event has not occurred, the investor receives at maturity a cash payment of $1,000 per $1,000 Face Amount of securities, despite the increase in the Closing Price of the Reference Underlying above the Initial Price of $35.90.

Example 2: A Knock-In Event has not occurred, and the Closing Price of the Reference Underlying decreases 10.00% from the Initial Price of $35.90 to a Final Price of $32.31. Because a Knock-In Event has not occurred, the investor receives at maturity a cash payment of $1,000 per $1,000 Face Amount of securities, even though the Final Price of $32.31 is less than the Initial Price of $35.90.

Example 3: A Knock-In Event has occurred, and the Closing Price of the Reference Underlying decreases 50.00% from the Initial Price of $35.90 to a Final Price of $17.95. Because a Knock-In Event has occurred and the Final Price of $17.95 is less than the Initial Price of $35.90, the investor loses 1.00% for every 1.00% the Final Level declines below the Initial Level and receives at maturity a cash payment of $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000.00 x -50.00%) = $500.00

Example 4: A Knock-In Event has occurred, and the Closing Price of the Reference Underlying increases 10.00% from the Initial Price of $35.90 to a Final Price of $39.49. Because a Knock-In Event has occurred and the Final Price of $39.49 is greater than the Initial Price of $35.90, the investor receives at maturity a cash payment of $1,000.00 per $1,000 Face Amount of securities.

Selected Purchase Considerations

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THE SECURITIES OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a Coupon that accrues at a rate of approximately 10.20% per annum. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, because of the risk of loss if a Knock-In Event occurs. Because the securities are our senior unsecured obligations, any Coupon payment or any Payment at Maturity is subject to the credit of the Issuer.

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COUPON PAYMENTS — Coupon payments will be made monthly on an unadjusted basis on the Coupon Payment Dates in 12 equal installments based on the rate of 10.20% per annum, regardless of the performance of the Reference Underlying. The Coupon Payments Dates are January 27, 2012, February 27, 2012, March 27, 2012, April 27, 2012, May 29, 2012, June 27, 2012, July 27, 2012, August 27, 2012, September 27, 2012, October 29, 2012, November 27, 2012 and December 28, 2012.

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RETURN LINKED TO THE PERFORMANCE OF THE REFERENCE UNDERLYING — The securities are linked to the performance of the common stock of The Walt Disney Company (the “Reference Underlying”). For more information on the Reference Underlying, please see “The Reference Underlying” in this pricing supplement.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are unclear, we believe that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Reference Underlying, secured by a cash deposit equal to the Issue Price of the security (the “Deposit”), which will bear an annual yield, based on our cost of borrowing, of 1.4118%, paid monthly.

Under this treatment, only a portion of each Coupon payment will be attributable to interest on the Deposit; the remainder will represent option premium attributable to your grant of the Put Option ( “Put Premium”). Interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to sale, exchange or maturity of the securities.

Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”), and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be affected materially and adversely.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the Closing Price of the Reference Underlying on any day during the Observation Period is less than the Threshold Price, a Knock-In Event will have occurred. If a Knock-In Event occurs and the Final Price is less than the Initial Price, you will lose 1.00% of the Face Amount for every 1.00% the Final Price is below the Initial Price. Accordingly, under these circumstances, you will lose some or all of your initial investment.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPONS REGARDLESS OF ANY APPRECIATION IN THE REFERENCE UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid Coupon, at maturity. You will not receive the appreciation of the Reference Underlying even if the Final Price of the Reference Underlying is greater than the Initial Price. The maximum Payment at Maturity will be $1,000 per Face Amount of securities (excluding Coupon payments), regardless of any appreciation of the Reference Underlying, which may be significant.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Underlying would have.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Coupon payments or payment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Coupon payments or payment at maturity owed to you under the terms of the securities.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Closing Price and Final Price for certain corporate events affecting the Reference Underlying, including stock splits and certain corporate actions, such as mergers. See “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all corporate actions, including if the issuer of the Reference Underlying or another party makes a partial tender or partial exchange offer for the Reference Underlying. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the securities may be materially and adversely affected.

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SINGLE STOCK RISK — The price of the Reference Underlying can rise or fall sharply due to factors specific to the Reference Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Underlying and its issuer, please see “The Reference Underlying” and “The Walt Disney Company” in this pricing supplement and the issuer’s SEC filings referred to in those sections.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE REFERENCE UNDERLYING — The return on your securities will probably not reflect the return you would realize if you directly invested in the Reference Underlying.  You will not participate in any upside performance of the Reference Underlying.

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WE HAVE NO AFFILIATION WITH THE ISSUER OF THE REFERENCE UNDERLYING – The issuer of the Reference Underlying is not an affiliate of ours and is not involved in any way in any of our offerings of the securities pursuant to this pricing supplement. Consequently, we have no control over the actions of the issuer of the Reference Underlying, including any corporate actions of the type that would require the calculation agent to adjust the  Payment at Maturity. The issuer of the Reference Underlying has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuer of the Reference Underlying.

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IF THE PRICE OF THE REFERENCE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Reference Underlying.  Changes in the market price of the Reference Underlying may not result in a comparable change in the value of your securities.

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PAST PERFORMANCE OF THE REFERENCE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Reference Underlying over the term of the securities may bear little relation to the historical prices of the Reference Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Underlying or whether the performance of the Reference Underlying will result in the return of any of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the price of the Reference Underlying on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other including:

•	whether the Closing Price of the Reference Underlying has been below the Threshold Price on any day during the Observation Period;

•	the expected volatility of the Reference Underlying;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate of the Reference Underlying and the stock market generally;

•	interest rates and yields in the market generally and in the markets of the Reference Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Reference Underlying;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Underlying and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Reference Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Reference Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Reference Underlying to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Coupon payments, Final Price of the Reference Underlying or Payment at Maturity based on the Closing Prices of the Reference Underlying in the market and whether a Knock-In Event has occurred. The calculation agent can postpone the determination of the Closing Price of the Reference Underlying if a market disruption event occurs on any day during the Observation Period, including the Final Valuation Date.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described herein. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Reference Underlying

All disclosures contained in this pricing supplement regarding the Reference Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Underlying contained in this pricing supplement. You should make your own investigation into the Reference Underlying.

Included in the following section is a brief description of the issuer of the Reference Underlying. The Reference Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Reference Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Reference Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Walt Disney Company

According to publicly available information, The Walt Disney Company is a diversified worldwide entertainment company. Information filed by The Walt Disney Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–11605, or its CIK Code: 0001001039. The common stock of The Walt Disney Company is traded on the New York Stock Exchange under the ticker symbol “DIS”.

Historical Information

The following graph sets forth the historical performance of the Reference Underlying based on the daily closing prices of the Reference Underlying from December 21, 2006 through December 21, 2011. The closing price of the Reference Underlying on December 21, 2011 was $36.27. We obtained the closing prices of the Reference Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Reference Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Reference Underlying during the Observation Period or on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.25% or $2.50 per $1,000 Face Amount of securities. DBSI may pay custodial fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.